Exhibit 10.1

TENTH AMENDMENT TO CREDIT AGREEMENT,
FIRST AMENDMENT TO SECURITY AGREEMENT,
AND
FIRST AMENDMENT TO GUARANTY

This TENTH AMENDMENT TO CREDIT AGREEMENT, FIRST AMENDMENT TO SECURITY AGREEMENT, AND FIRST AMENDMENT TO GUARANTY (this “Amendment”), dated as of September 23, 2016, is entered into by and among THE DIXIE GROUP, INC., a Tennessee corporation (“Dixie”), CANDLEWICK YARNS, LLC, an Alabama limited liability company (“Candlewick”), FABRICA INTERNATIONAL, INC., a California corporation (“Fabrica”), TDG OPERATIONS, LLC, a Georgia limited liability company, formerly known as Masland Carpets, LLC (“TDG”; together with Dixie, Candlewick and Fabrica, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the persons identified as the Lenders on the signature pages hereto (the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of September 13, 2011, as amended by the First Amendment to Credit Agreement dated as of November 2, 2012, the Second Amendment to Credit Agreement dated as of April 1, 2013, the Third Amendment to Credit Agreement dated as of May 22, 2013, the Fourth Amendment to Credit Agreement dated as of July 1, 2013, the Fifth Amendment to Credit Agreement dated as of July 30, 2013, the Sixth Amendment to Credit Agreement dated as of August 30, 2013, the Seventh Amendment to Credit Agreement dated as of January 20, 2014, the Eighth Amendment to Credit Agreement dated as of March 14, 2014, the Ninth Amendment to Credit Agreement dated as of March 26, 2014, (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced, the “Credit Agreement”), among Agent, the Lenders and the Borrowers, the Lenders have made loans and advances and provided other financial accommodations to the Borrowers;

WHEREAS, Borrowers, C-Knit Apparel, Inc. (“Guarantor”), and Agent are parties to that certain Security Agreement dated as of September 13, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, Guarantor executed that certain General Continuing Guaranty dated as of September 13, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty”), in favor of Agent; and

WHEREAS, the Borrowers have requested that Agent and Lenders enter into this Amendment to make certain changes to the Credit Agreement, the Security Agreement, and the Guaranty, and Agent and the Lenders are willing to amend the Credit Agreement, the Security Agreement, and the Guaranty subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:

I.	DEFINITIONS AND INTERPRETATION.

1.Definitions and Interpretation
. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Credit Agreement.

II.	AMENDMENTS TO CREDIT AGREEMENT.
Subject to the satisfaction of each of the conditions precedent set forth in Section V of this Amendment, the Credit Agreement is hereby amended as follows:
1.Additional Definitions
. As used herein, the following terms shall have the meanings given to them below, and the Credit Agreement is hereby amended to include, in addition and not in limitation, the following new definitions in appropriate alphabetical order in Schedule 1.1:
“Borrowing Base” means, as of any date of determination, the result of:
(a)85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus
(b)the lesser of: (i) $130,000,000; and (ii) the sum of (A) the lesser of (1) 70% of the value (calculated on a blended basis across Inventory categories at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Landed Inventory, and (2) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible Landed Inventory, plus (B) the lesser of (1) $2,500,000 and (2) the lesser of (y) 70% of the aggregate undrawn amount of outstanding Qualified Import Letters of Credit, and (z) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of the Eligible Inventory subject to such Qualified Import Letters of Credit, plus
(c)the sum of the Fixed Asset Availability Amount and the Susan Street Real Property Availability Amount, minus
(d)the aggregate amount of reserves established by Agent under Section 2.1(c) of the Agreement;
provided, that, the applicable amounts of Eligible Accounts, Eligible Inventory, Eligible M&E and Eligible Real Property to be included in clauses (a), (b), and (c) above, and the amount of reserves under clause (d) above, shall each be calculated without duplication of deductions and reserves otherwise taken into account in the calculation of Eligible Accounts, Eligible Inventory, Eligible M&E and Eligible Real Property.

“Borrowing Base Excess” has the meaning set forth in Section 2.4(e)(i).

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Tenth Amendment” means the Tenth Amendment to Credit Agreement, First Amendment to Security Agreement, and First Amendment to Guaranty dated as of September 23, 2016, by and among Borrowers, Lenders and Agent, as acknowledged and agreed to by the Guarantors.

“Tenth Amendment Effective Date” shall have the meaning given to such term in Section V of the Tenth Amendment.

2.Revised Definitions. The Credit Agreement is hereby amended by deleting the definitions of “Advances”, “Applicable Margin”, “Application Event”, “Business Day”, “Commitment”, “Excess Availability”, “Fixed Asset Availability Amount”, “Interest Period”, “LIBOR Rate”, “Maximum Revolver Amount”, “Pro Rata Share”, “Prohibited Preferred Stock”, “Revolver Usage”, “Susan Street Real Property Availability Amount” and “Trigger Level” set forth in Schedule 1.1 to the Credit Agreement and inserting the following respective new definitions in lieu thereof:

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Applicable Margin” means, as of any date of determination, the following margin based upon the average daily Excess Availability during the preceding calendar month:

Level	Average Excess Availability	Applicable LIBOR Margin	Applicable Base Rate Margin
I	Greater than $34,500,000	1.50%	0.50%
II	Less than or equal to $34,500,000 and greater than $23,000,000	1.75%	0.75%
III	Less than or equal to $23,000,000	2.00%	1.00%

Notwithstanding the foregoing, if the average daily Excess Availability during the preceding calendar month is greater than $34,500,000 as of any date of determination occurring during the period from the Tenth Amendment Effective Date through and including March 31, 2017, the Applicable Margin shall be set at the margin in the row styled “Level II”.
“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date or any earlier date upon which the Obligations become due and payable in full, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Georgia, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Commitment” means, with respect to each Lender, its Commitment and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Excess Availability” means, as of any date of determination, (a) the lesser of the Maximum Revolver Amount (minus applicable reserves established by Agent under Section 2.1(c) of the Agreement, including the 1995 Bond Reserve) or the Borrowing Base, minus (b) the sum of (i) the Revolver Usage plus (ii) the aggregate amount, if any, of all trade payables (other than payables which are being disputed in good faith by a Loan Party) of the Loan Parties aged in excess of 30 days and all book overdrafts of the Loan Parties in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.
“Fixed Asset Availability Amount” means the lesser of (a) $18,238,449.00, and (b) the sum of (i) 85% of the net orderly liquidation value of Eligible M&E set forth in an appraisal of such Eligible M&E conducted by an appraisal company selected by Agent, plus (ii) 75% of the fair market value (as determined on the basis of a 12-month sale period) of Borrowers’ Eligible Real Property (other than the Susan Street Real Property) set forth in an appraisal of such Eligible Real Property conducted by an appraisal company selected by Agent, as such lesser amount is reduced on a monthly basis (on the first day of each calendar month) by (A) $151,987.00, from October 1, 2016 through September 1, 2017, (B) $178,808.00, from October 1, 2017 through September 1, 2018, and (C) $217,124.00, from and after October 1, 2018. In no event shall any increase in the appraised value of any Eligible M&E or Eligible Real Property, as set forth in any appraisal obtained after the Tenth Amendment Effective Date, be taken into account in the calculation of the Fixed Asset Availability Amount.
“Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers and their Subsidiaries, as determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) principal payments in respect of Indebtedness that are required to be paid during such period, together with the scheduled amortization of the Fixed Asset Availability Amount and Susan Street Real Property Availability Amount during such period, plus (b) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period.
“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
“LIBOR Rate” means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.
“Maximum Revolver Amount” means $150,000,000, as such amount may be increased by the amount of Additional Commitment Amounts in accordance with Section 2.2 of the Agreement or decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
“Pro Rata Share” means, as of any date of determination:
(a)    with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,
(b)    with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.
(c)    with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
“Susan Street Real Property Availability Amount” means the lesser of (a) $20,250,000, and (b) 75% of the fair market value (as determined on the basis of a 12-month sale period) of Borrowers’ Susan Street Real Property set forth in an appraisal of such Eligible Real Property conducted by an appraisal company selected by Agent, as such lesser amount is reduced on a monthly basis by $112,500.00 on the first day of each calendar month from and after October 1, 2016. In no event shall any increase in the appraised value of Borrowers’ Susan Street Real Property, as set forth in any appraisal obtained after the Tenth Amendment Effective Date, be taken into account in the calculation of the Fixed Asset Availability Amount.
“Trigger Level” means $16,500,000.

3.Elimination of Certain Definitions
. The Credit Agreement is hereby amended by deleting the definitions of “Convertible Debentures”, “Convertible Debentures Documents”, “Convertible Debentures Indenture”, “Convertible Debentures Reserve”, “Index Rate”, “Index Rate Loan”, “Permitted Convertible Debentures Payments”, “Tranche A Advances”, “Tranche A Borrowing Base”, “Tranche A Commitment”, “Tranche A Maturity Date”, “Tranche A Maximum Revolver Amount”, “Tranche A Revolver Usage”, “Tranche B Advances”, “Tranche B Borrowing Base”, “Tranche B Commitment”, “Tranche B Maturity Date”, “Tranche B Maximum Revolver Amount”, and “Tranche B Revolver Usage” set forth in Schedule 1.1.

4.Limit on Consigned Inventory. The Credit Agreement is hereby amended by deleting the proviso at the end of clause (l)(iii) of the definition of “Eligible Landed Inventory” set forth in Schedule 1.1 and inserting the following in lieu thereof:

provided, that, the aggregate Dollar amount included in clause (b) of the definition of Borrowing Base based on Inventory held on consignment by third parties shall not at any time exceed $700,000, or

5.Revolver Advances. Section 2.1 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

2.1    Revolver Advances.

(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)    such Lender’s Commitment, or

(ii)    such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)    the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, and

(B)    the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.

(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base and/or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves with respect to (A) sums that any Borrower or any of its Subsidiaries is required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by any Borrower or any of its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (iii) without duplication of any reduction in the Fixed Asset Availability Amount or the Susan Street Real Property Availability Amount, reserves with respect to downward adjustments (as reflected in an updated appraisal received by Agent in accordance with the terms hereof) in the appraised value of Eligible Real Property or Eligible M&E, (iv) the Environmental Reserve, and (v) a reserve in the amount of $7,000,000, as reduced to the extent that the 1995 Bonds are paid off on or after the Closing Date (the “1995 Bond Reserve”).

6.Revolver Increases. The Credit Agreement is hereby amended by (a) deleting each reference to “Tranche A Commitment” and “Tranche A Commitments” set forth in Section 2.2 and inserting “Commitment” and “Commitments”, as applicable, in lieu thereof, and (b) deleting each reference to “Tranche A Advance” set forth in Section 2.2 and inserting “Advances” in lieu thereof.

7.Protective Advances and Optional Overadvances. The Credit Agreement is hereby amended by deleting Section 2.3(d)(ii)(A) and inserting the following in lieu thereof:

(A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 7.5% of the Maximum Revolver Amount, and

8.Application of Payments Before Application Event. The Credit Agreement is hereby amended by deleting Section 2.4(b)(i) and inserting the following in lieu thereof:

(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv), Section 2.4(d)(ii), and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

9.Application of Payments After Application Event. The Credit Agreement is hereby amended by deleting clauses (I) through (P) of Section 2.4(b)(ii) and inserting the following in lieu thereof:

(I)    ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,
(J)    tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), (iii) to Agent to pay the principal and accrued interest on any portion of the 1995 Bonds (to the extent due) outstanding, to be shared with the Lenders in accordance with their Pro Rata Shares in the 1995 Bonds, and (iv) ratably, in an amount up to the Bank Product Reserve Amount, to the Hedge Providers based upon amounts then certified by the applicable Hedge Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Hedge Providers on account of Hedge Obligations,
(K)    eleventh, ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations (other than Hedge Obligations),
(L)    twelfth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,
(M)    thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and
(N)    fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

10.Termination of Commitments. The Credit Agreement is hereby amended by deleting the first sentence of Section 2.4(c) and inserting the following in lieu thereof:

The Commitments shall terminate on the Maturity Date.

11.Borrowing Base Excess. The Credit Agreement is hereby amended by deleting Section 2.4(e)(i) and inserting the following in lieu thereof:

(i)    Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the Borrowing Base Excess.

12.Repayment at Maturity. The Credit Agreement is hereby amended by deleting the last two sentences of Section 2.5 and inserting the following in lieu thereof:

Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

13.Interest Rates. The Credit Agreement is hereby amended by deleting Section 2.6(a)(i) and inserting the following in lieu thereof:

(i)    if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, and

14.Letter of Credit Fee. The Credit Agreement is hereby amended by deleting Section 2.6(b) and inserting the following in lieu thereof:

(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Rate Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

15.Letter of Credit Sublimit. The Credit Agreement is hereby amended by deleting clauses (i), (ii), and (iii) of Section 2.11(a) and inserting the following in lieu thereof (it being agreed that the language following the such clause (iii) is not deleted or modified by this subsection):

(i)    the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances (inclusive of Swing Loans), or
(ii)    the Letter of Credit Usage would exceed $10,000,000, or
(iii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).

16.Letters of Credit; Change in Law. The Credit Agreement is hereby amended by deleting clause (y) of Section 2.11(g) and inserting the following in lieu thereof:

(y) any Change in Law, or

17.Special Provisions Applicable to LIBOR Rate and Index Rate. The Credit Agreement is hereby amended by deleting Section 2.12(d) and Section 2.12(e) of the Credit Agreement and inserting the following in lieu thereof :

(d)    Special Provisions Applicable to LIBOR Rate.

(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (x) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, (y) interest upon the LIBOR Rate Loans, of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

18.Tranche B Advances and Index Rate Loans. The Credit Agreement is hereby amended by deleting Section 2.12(f).

19.Capital Requirements. The Credit Agreement is hereby amended by (a) deleting Section 2.13(a) and inserting the following in lieu thereof, and (b) deleting each the words “or Index Rate Loans, as applicable” in each place they appear in Section 2.13(b):

(a)    If, after the date hereof, Issuing Lender or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Lender or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Lender’s, such Lender’s, or such holding companies’ capital as a consequence of Issuing Lender’s or such Lender’s commitments hereunder to a level below that which Issuing Lender, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Lender’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Lender or such Lender to be material, then Issuing Lender or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Lender or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Lender or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Lender’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Lender or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Lender or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Lender’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Lender or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Lender or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

20.Certain References to Maturity Date. The Credit Agreement is hereby amended by deleting each reference to “Tranche A Maturity Date” set forth in Section 2.15(d)(iii) and inserting “Maturity Date” in lieu thereof.

21.Maturity and Effect of Maturity. The Credit Agreement is hereby amended by deleting Section 3.3 and Section 3.4 and inserting the following in lieu thereof:

3.3    Maturity. This Agreement shall continue in full force and effect for a term ending on September 23, 2021 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

22.Senior Indebtedness. The Credit Agreement is hereby amended by deleting Section 4.32 and inserting the following in lieu thereof:

4.32    [Reserved.]

23.Prepayments and Amendments. The Credit Agreement is hereby amended by deleting Section 6.7(a) and inserting the following in lieu thereof:

(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower and its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) to the extent a Borrower is the holder thereof, the 1991 Bonds, (D) the 1995 Bonds, and (E) so long as no Default or Event of Default exists or would result therefrom, other Permitted Indebtedness, or

(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions applicable thereto, or

24.Use of Proceeds. The Credit Agreement is hereby amended by deleting Section 6.13 and inserting the following in lieu thereof:

6.13    Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

25.Revision to Events of Default. The Credit Agreement is hereby amended by deleting Section 8.8 and inserting the following in lieu thereof:

8.8    If a default or event of default occurs under any of the Bond Documents and such default or event of default shall continue beyond any applicable grace or cure period;

26.Revision to Amendment Provisions. The Credit Agreement is hereby amended by deleting Section 14.1(a)(xii) and inserting the following in lieu thereof:

(xii)    amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory, Eligible M&E, Eligible Real Property, Eligible In-Transit Inventory and Eligible Landed Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definitions of Maximum Revolver Amount, or change Section 2.1(c).

27.Revised Schedules and Exhibits. The Credit Agreement is hereby amended by (a) deleting Exhibit A-1 (Form of Assignment and Acceptance), Exhibit B-1 (Form of Borrowing Base Certificate) Schedule A-2, Schedule C-1, Schedule R-1, Schedule 4.1(b), Schedule 4.1(c), Schedule 4.6(a), Schedule 4.6(b), Schedule 4.6(c), Schedule 4.6(d), Schedule 4.7(b), Schedule 4.8, Schedule 4.11, Schedule 4.12, Schedule 4.13, Schedule 4.15, Schedule 4.17, Schedule 4.19, Schedule 4.20, Schedule 4.24, Schedule 4.27, Schedule 4.30, and Schedule 6.6 and substituting the Exhibit A-1 (Form of Assignment and Acceptance), Exhibit B-1 (Form of Borrowing Base Certificate), Schedule A-2, Schedule C-1, Schedule R-1, Schedule 4.1(b), Schedule 4.1(c), Schedule 4.6(a), Schedule 4.6(b), Schedule 4.6(c), Schedule 4.6(d), Schedule 4.7(b), Schedule 4.8, Schedule 4.11, Schedule 4.12, Schedule 4.13, Schedule 4.15, Schedule 4.17, Schedule 4.19, Schedule 4.20, Schedule 4.24, Schedule 4.27, Schedule 4.30, and Schedule 6.6 attached hereto in lieu thereof, and (b) deleting all references to “Convertible Debentures Documents” set forth in Schedule 3.1.

28.Certain References to Borrowing Base. The Credit Agreement is hereby amended by deleting the references to “the Tranche A Borrowing Base or Tranche B Borrowing Base” set forth in clauses (c) and (e) of Schedule 5.2 (Collateral Reporting) and substituting “the Borrowing Base” in lieu thereof.

III.	AMENDMENTS TO SECURITY AGREEMENT.

Subject to the satisfaction of each of the conditions precedent set forth in Section V of this Amendment, the Security Agreement is hereby amended as follows:

1.Recitals. The Security Agreement is hereby amended by adding the following proviso to the end of the final WHEREAS clause of the recitals:
; provided that, any other term or provision of this Agreement to the contrary notwithstanding, the Secured Obligations shall not, as to any Grantor, include any Excluded Swap Obligations of such Grantor.

2.Additional Definitions. The Security Agreement is hereby amended to include, in addition and not in limitation, the following new definitions in appropriate alphabetical order in Section 1 thereof:
“Excluded Swap Obligation” means, with respect to any Grantor, any Swap Obligation if, and to the extent that, all or a portion of any guarantee (in whatever form) of such Grantor of, or the grant by such Grantor of a security interest to secure, such Swap Obligation (or any guarantee (in whatever form) thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time any guarantee (in whatever form) of such Grantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which any such guarantee or security interest is or becomes illegal.
“Qualified ECP Grantor” means, in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guaranty (in whatever form), keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any Grantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
3.Secured Obligations. The Security Agreement is hereby amended by deleting the defined term “Secured Obligations” and inserting the following in lieu thereof:
“Secured Obligations” means each and all of the following: (i) all of the present and future obligations of each of the Grantors arising from, or owing under or pursuant to, this Agreement, the Credit Agreement, or any of the other Loan Documents (including any Guaranty), (ii) all Bank Product Obligations, and (iii) all other Obligations of the Borrowers (including, in the case of each of clauses (i), (ii) and (iii), reasonable attorneys' fees and expenses and any interest, fees, or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding); provided, however, that Secured Obligations shall not include any Excluded Swap Obligation.
4.Keepwell. The Security Agreement is hereby amended by inserting the following new Section 27 in appropriate numerical order:
27.    Keepwell. Each Qualified ECP Grantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Grantor shall only be liable under this Section 27 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 27, or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Grantor under this section shall remain in full force and effect until payment in full of the Secured Obligations. Each Qualified ECP Grantor intends that this Section 27 constitute, and this Section 27 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

IV.	AMENDMENTS TO GUARANTY.

Subject to the satisfaction of each of the conditions precedent set forth in Section V of this Amendment, the Guaranty is hereby amended as follows:

1.Recitals. The following proviso is added to the end of the last WHEREAS clause of the Guaranty Agreement recitals:
; provided that, any other term or provision of this Agreement to the contrary notwithstanding, the Guarantied Obligations shall not, as to Guarantor, include any Excluded Swap Obligations of Guarantor.
2.Additional Excluded Swap Obligation Definitions. The Guaranty is hereby amended to include, in addition and not in limitation, the following new definitions in appropriate alphabetical order in Section 1 thereof:
“Excluded Swap Obligation” means, with respect to Guarantor, any Swap Obligation if, and to the extent that, all or a portion of any guarantee (in whatever form) of Guarantor of, or the grant by Guarantor of a security interest to secure, such Swap Obligation (or any guarantee (in whatever form) thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time any guarantee (in whatever form) of Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which any such guarantee or security interest is or becomes illegal.
“Swap Obligation” means, with respect to Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

V.	CONDITIONS PRECEDENT

This Amendment shall become effective as of the date hereof (the “Tenth Amendment Effective Date”), subject to the following conditions precedent having been satisfied or waived by Agent:

1.Execution of Amendment. Agent shall have received fully executed counterparts of this Amendment, duly authorized, executed and delivered by each Borrower, Guarantor and the Required Lenders.

2.Opinion. Agent shall have received an opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to Agent.

3.Amendment Fee. Agent shall have received an amendment fee in the amount of $100,000 (with each Lender to receive its Pro Rata Share thereof), and Borrowers hereby authorize Agent to charge the Loan Account for such amendment fee.

4.Phase I Reports. Agent shall have received Phase I environmental reports with respect to all Real Property Collateral from one or more environmental consultants that are acceptable to Agent, and the scope and results of such Phase I Environmental reports shall be acceptable to Agent.
5.Accuracy of Representations and Warranties. Each of the representations and warranties of the Loan Parties set forth in Section 4 of the Credit Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

6.Other Documents. Agent shall have received such other agreements, documents, instruments, officer’s certificates, and information executed and/or delivered by the Loan Parties as Agent may reasonably request.

VI.	MISCELLANEOUS

1.No Additional Obligations

. The Borrowers acknowledge and agree that the execution, delivery and performance of this Amendment shall not create (nor shall the Borrowers rely upon the existence of or claim or assert that there exists) any obligation of any of Agent or Lenders to consider or agree to any other amendment of or waiver or consent with respect to the Credit Agreement or any other instrument or agreement to which Agent or any Lender is a party (collectively, an “Additional Amendment” or “Consent”), and in the event that Agent and the Lenders subsequently agree to consider any requested Additional Amendment or Consent, neither the existence of this Amendment nor any other conduct of Agent or the Lenders related hereto, shall be of any force or effect on the Lenders’ consideration or decision with respect to any such requested Additional Amendment or Consent, and the Lenders shall not have any obligation whatsoever to consider or agree to any such Additional Amendment or Consent.

2.Acknowledgments and Stipulations
. In order to induce Agent and Lenders to enter into this Amendment, each Borrower acknowledges, stipulates and agrees that (a) the Loan Documents executed by each Borrower are legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (b) the Liens granted by each Borrower to Agent in the Collateral are valid and duly perfected, first priority Liens, subject only to Permitted Liens; (c) each of the recitals contained at the beginning of this Amendment is true and correct; and (d) prior to executing this Amendment, each Borrower consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent, any Lender or any counsel to Agent or any Lender concerning the legal effects of this Amendment or any provision hereof.

3.Additional Representations and Warranties of the Borrowers
. Each Borrower hereby represents and warrants that on the Tenth Amendment Effective Date and after giving effect to the amendments and waivers contained herein: (a) the representations and warranties contained in Section 4 of the Credit Agreement shall be correct in all material respects on and as of such date as though made on and as of such date, (b) no Default or Event of Default exists under the Credit Agreement on and as of such date, and (c) the Convertible Debentures (as defined in the Credit Agreement prior to giving effect to this Amendment) have been paid in full and no outstanding obligations remain with respect thereto. Without limitation of the preceding sentence, each Borrower hereby expressly re-affirms the validity, effectiveness and enforceability of each Loan Document to which it is a party (in each case, as the same may be modified by the terms of this Amendment).

4.Effect of this Agreement
. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the other Loan Documents are intended or implied, and in all other respects, the Credit Agreement and each of the other Loan Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control. All references in the Credit Agreement (including without limitation the Schedules thereto) to the “Agreement” and all references in the other Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement, as amended hereby.

5.Further Assurances
. The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.

6.Governing Law
. THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

7.Binding Effect

. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

8.Counterparts; Electronic Execution
. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9.Successors and Assigns
. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]
TENTH AMENDMENT TO CREDIT AGREEMENT
ATL 21402695v8

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:	THE DIXIE GROUP, INC. By: /s/ Jon A. Faulkner Name: Jon A. Faulkner Title: VP/CFO
CANDLEWICK YARNS, LLC By: /s/ Jon A. Faulkner Name: Jon A. Faulkner Title: President
FABRICA INTERNATIONAL, INC. By: /s/ Jon A. Faulkner Name: Jon A. Faulkner Title: President
TDG OPERATIONS, LLC By: /s/ Jon A. Faulkner Name: Jon A. Faulkner Title: President

AGENT AND LENDERS:	WELLS FARGO CAPITAL FINANCE, LLC, as Agent and as a Lender By: /s/ Zachary S. Buchanan Name: Zachary S. Buchanan Title: Authorized Signatory
BANK OF AMERICA, N.A., as a Lender By: /s/ Todd Tarrance Name: Todd Tarrance Title: VP

GUARANTOR’S ACKNOWLEDGEMENT

The undersigned, a guarantor of the Obligations of THE DIXIE GROUP, INC., a Tennessee corporation (“Dixie”), CANDLEWICK YARNS, LLC, an Alabama limited liability company (“Candlewick”), FABRICA INTERNATIONAL, INC., a California corporation (“Fabrica”), TDG OPERATIONS, LLC, a Georgia limited liability company, formerly known as Masland Carpets, LLC (“TDG”; together with Dixie, Candlewick and Fabrica, are referred to hereinafter each individually as a “Borrower”, and collectively, the “Borrowers”), under and as defined in that certain Credit Agreement, dated as of September 13, 2011, as amended by the First Amendment to Credit Agreement, dated as of November 2, 2012, the Second Amendment to Credit Agreement, dated as of April 1, 2013, the Third Amendment to Credit Agreement, dated as of May 22, 2013, the Fourth Amendment to Credit Agreement, dated as of July 1, 2013, the Fifth Amendment to Credit Agreement, dated as of July 30, 2013, the Sixth Amendment to Credit Agreement dated as of August 30, 2013, the Seventh Amendment to Credit Agreement dated as of January 20, 2014, the Eighth Amendment to Credit Agreement dated as of March 14, 2014, the Ninth Amendment to Credit Agreement dated as of March 26, 2014, and the Tenth Amendment to Credit Agreement, First Amendment to Security Agreement, and First Amendment to Guaranty (the “Tenth Amendment”) dated as of the date hereof (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Credit Agreement”) among the Borrowers, the lenders party thereto (the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), hereby (a) acknowledges receipt of the foregoing Tenth Amendment; (b) consents to the terms thereof and the execution thereof by the Borrowers; (c) reaffirms its obligations pursuant to the terms of the Guaranty Agreement, dated as of September 13, 2011, by the undersigned in favor of Agent and Lenders (the “Guaranty”); and (d) acknowledges that Agent and the Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations to the Borrowers, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for the Borrowers’ present and future Obligations. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

C-KNIT APPAREL, INC. By: /s/ Jon A. Faulkner Name: Jon A. Faulkner Title: President

EXHIBIT A-1
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment Agreement”) is entered into as of _________ ___, 20___ between __________________ (“Assignor”) and __________________ (“Assignee”). Reference is made to the Credit Agreement described in Annex I hereto (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
1.    In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments (together with all or such portion of such Assignor’s corresponding Pro Rata Share in the 1995 Bonds), all to the extent specified on Annex I.
2.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or Guarantor or the performance or observance by any Borrower or Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Advances assigned hereunder, as reflected on Assignor’s books and records.
3.    The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the

Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]
4.    Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.
5.    As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any Assignor from obligations that survive the termination of this Assignment Agreement, including such Assignor’s obligations under Article 15 Section 17.9(a) of the Credit Agreement.
6.    Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.
7.    This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8.    THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed and delivered as of the date first above written.

[NAME OF ASSIGNOR], as Assignor By: Name: Title:
[NAME OF ASSIGNEE] as Assignee By: Name: Title:

ACCEPTED THIS ___ DAY OF
_________, 20___

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent By: Name: Title:
[THE DIXIE GROUP, INC., a Tennessee corporation, as Administrative Borrower By: Name: Title: ] [ONLY INCLUDE IF NO EVENT OF DEFAULT]